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                           [NEWS RELEASE LETTERHEAD]

                    HARKEN ANNOUNCES STATUS OF THE COMPANY'S
                      DOMESTIC AND INTERNATIONAL PROJECTS

         HOUSTON, TEXAS (NOVEMBER 1, 1999) -- Harken Energy Corporation (Amex:
HEC) announced today that the Company is making progress in several operational areas.

         BOLIVAR PROJECT. The Company has received authorization for its newest 120 day production testing period in order to continue evaluation of the Catalina #1 and Olivo #1 wells on Harken's 254,000 acre Bolivar Association Contract in the Middle Magdalena Valley of Colombia. Equipment is currently being transported to the well sites to change the lift mechanism for each well. Due to increased gas production on the Olivo #1 well, overall pump efficiency has decreased. Changing the pump is expected to provide more consistent production levels. On the Catalina #1 well, a downhole pump is being installed for the first time. This well has been flowing naturally since its completion, but gas production has also increased which has restricted oil production to within limits imposed by the Ministry of Mines and Energy. Artificial lift may improve the production efficiency of this well.

         Ecopetrol, Colombia's state oil company, has asked for additional time to study the reservoir in order to complete their analysis of commerciality. A commerciality determination would require Ecopetrol to reimburse the Company for 50% of its prior exploration and development costs and pay for 50% of all operating costs going forward. In exchange for that reimbursement, Ecopetrol would receive a 50% interest in the project.

         IMPROVED COLOMBIAN CONTRACT TERMS. Recently, Colombia has changed its participation formula for new discoveries on existing association contracts and for all future contracts to a much more favorable sharing arrangement. These changes have resulted in royalty reductions of up to 75% and reductions in state participation, after commerciality determinations, from 50% down to 30%. This has resulted in significantly enhanced economics for future projects in the country. These actions by Colombia have caused the Company to study its current acreage positions to determine what opportunities there are for increasing its profit participation in future exploration there. The Company is currently evaluating various alternatives that are made possible by these recent changes.

         SECURITY MEASURES IN COLOMBIA. Due to the increased guerilla activity in Colombia, the Company continually reviews its internal security plans and makes additional resources available in order to preserve the safety of its operating personnel and the Company's assets. To date, Harken has not experienced any significant security problems relating to its people or facilities in Colombia.


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         STATE LEASE 1480 #1 WELL. Harken is in the process of drilling its
State Lease 1480 #1 well in the Lake Raccourci Field in Lafourche Parish, Louisiana. The estimated total depth of the well is 15,600 feet. A Harken subsidiary will be operator of the well in which the Company owns an approximate 40% working interest. This well represents the first well to be drilled from Harken's recently acquired Xplor Energy, Inc. subsidiary.

         The well will test both development and exploratory objectives. The well is located in approximately 12 feet of coastal waters and is being drilled from a posted barge. The well results will be available later in the fourth quarter.

         STOCK REPURCHASE PLAN. During the last 15 trading days, the Company has continued its stock repurchase plan and has purchased over 685,000 shares of the Company's common stock in the open market. Average price for the stock purchase has been approximately $1 per share.

         Additionally, the Company has just purchased for $20 million in cash all of the interests held by certain institutional investors under a development finance agreement that was entered into originally in October 1997. These interests purchased included the remaining investment of $15 million under this development finance agreement plan, accrued interest at 15%, plus certain contingent rights to receive shares of Harken common stock related to a prior exchange by these investors in April 1999 when they exchanged $10 million of this investment plus accrued interest for 6,481,512 shares of common stock.

         COSTA RICA PROJECT. The Company and its partners received Ministry of Environment and Energy approval of its 1999-2000 budget and work plan for its first exploration project in the country of Costa Rica. The Company holds rights to an 80% working interest in four exploration blocks totaling 1.4 million acres. Seismic is scheduled to start in the next 30 days with processing and interpretation to be done over the next six months. The initial exploratory well to be drilled on the blocks is scheduled for the second half of the year 2000.

         Mikel D. Faulkner, Harken's Chairman stated, "Harken continues to make progress on a variety of fronts. We are very pleased to initiate the development of the Xplor assets with the State Lease 1480 #1 well. This well is an excellent example of the exploration and development potentials that encouraged us to make the Xplor acquisition. Additionally, we are very happy with our progress in Costa Rica and feel that this activity is moving along as planned. The Company's activities are directed toward building real shareholder value which we hope will ultimately translate into stock price improvement."

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HARKEN ENERGY CORPORATION ("HARKEN") EXPLORES FOR, DEVELOPS AND PRODUCES OIL AND
GAS RESERVES DOMESTICALLY AND INTERNATIONALLY. CERTAIN STATEMENTS IN THIS NEWS RELEASE REGARDING FUTURE EXPECTATIONS AND PLANS FOR INTERNATIONAL OIL AND GAS EXPLORATION AND DEVELOPMENT MAY BE REGARDED AS "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OR THE SECURITIES LITIGATION REFORM ACT. THEY ARE SUBJECT TO VARIOUS RISKS, SUCH AS THE INHERENT UNCERTAINTIES IN INTERPRETING ENGINEERING DATA RELATED TO UNDERGROUND ACCUMULATIONS OF OIL AND GAS, TIMING AND CAPITAL AVAILABILITY, DISCUSSED IN DETAIL IN THE COMPANY'S SEC FILINGS, INCLUDING THE ANNUAL REPORT ON FORMS 10-K AND 10-KA FOR THE YEAR ENDED DECEMBER 31, 1998. ACTUAL RESULTS MAY VARY MATERIALLY.